SCHEDULE 14C
(RULE 14c-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(C) of the
Securities Exchange Act of 1934 (Amendment No.      )
Check the appropriate box:

☑	Preliminary information statement	☐	Confidential, for use of the Commission

☐	Definitive information statement		only (as permitted by Rule 14c-5(d)(2))
LOCAL TELECOM SYSTEMS, INC.

(Name of Registrant as Specified in Its Charter)

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☐ Fee computed on the table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Item 1. Subject Company Information
Item 2

Item 1. Subject Company Information:
     The name of the subject company is Local Telecom Systems, Inc. a Nevada corporation (the “Company”). The address of the principal office of the Company is 1845 Woodall Rodgers Freeway Suite 1225, Dallas, Texas 75201. The telephone number of the Company at its principal executive office is (214)468-0000.
     The title of the class of equity securities to which this Solicitation / Recommendation on Schedule 14C (together with the Exhibits and Annexes hereto, this “Statement”) relates is the common stock, par value $.0167 per share of the Company (the “Common Stock”).
     As of December 31, 2005, there were 79,959,423 shares of Common Stock outstanding.
Item 2
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INFORMATION STATEMENT
HISTORY OF LOCAL TELECOM SYSTEMS, INC.
Local Telecom Systems, Inc. is the successor corporation to a merger on August 30, 2002 between Signature Motorcars, Inc. and Local Telecom Systems, Inc.
     The Company was organized on February 19, 1969 as a corporation under the laws of the State of Nevada as International Royalty & Finance Co., Inc. for the general purpose of exploration for oil and gas.
     On December 23, 1971 the Company changed its name to International Royalty & Oil Co., Inc.
     On July 10, 1996 the Company changed its name to Signature Motorcars, Inc.
     On August 30, 2002, the Company merged with Local Telecom Systems, Inc. and changed its name to Local Telecom Systems, Inc. Subsequent to the merger the Company, through its relationship with Local Telecom Service LLC, offered local and long distance telephone service. The Company purchased phone services at discounts and resold the service on a prepaid basis. Attempts to secure necessary funding for the expansion of the prepaid telephone business failed to materialize and the Company lost a significant portion of its customer base and licenses. As a result, on June 30, 2004 the Company discontinued offering prepaid telephone services through Local Telecom Service LLC and took the necessary steps to limit liabilities and expenses.
     From July 1, 2004 until May 1, 2005, the Company concentrated its efforts on locating a suitable acquisition and/or merger partner.
          On December 31, 2004, the Company reported outstanding Common Stock of 16,284,423 shares. On May 25, 2005 the Company reported total Common Stock outstanding of 79,959,423 shares. The increase occurred as a result a Board of Directors resolution effective March 23, 2005 that the following restricted Common Stock was issued, and were issued subsequent to the end of the quarter ended March 31,2005.
a)	18,675,000 shares for officer/director fees, consulting fees, note payments, preferred stock dividends and preferred stock conversion fees.

b)	15,000,000 shares for consulting on acquisitions and financing.

c)	30,000,000 shares to reconvert the outstanding preferred stock to common shares.

          Effective May 25, 2005, a majority of the Company’s shareholders approved a reverse split of the issued and outstanding shares of the Company’s Common Stock by a ratio of one-for-fifty. At that time, there were 79,959,423 shares issued and outstanding. After considering the one-for-fifty reverse stock split there will be approximately 1,599,188 shares issued and outstanding owned by those stockholders once the reverse stock split has regulatory approval.
          All common and preferred shares of Registrant’s stock referred to in this document or the contracts, agreements, compensation or issuances associated with this document refer to post-split shares unless otherwise noted or previously issued.
          On May 24, 2005, the Company acquired all of the outstanding common stock of MBI Mortgage Inc. and MBI Mortgage Management Corporation (“MBI”) from Bajjer, LLC. (“Bajjer”) Bajjer is a limited liability company owned by certain officers, directors and beneficial owners of the Company. MBI is a Houston, Texas residential mortgage broker and loan originator. The purchase price was $6,402,998 consisting of:

1.	Cash in the amount of $200,000 paid at closing

2.	Two promissory notes

•	$60,000 10% interest due on November 17, 2005

•	$48,000 payable $2000 per month for twenty four months

3.	4,779,998 shares of the Company’s Common Stock at a value of $.54 per share or $2,587,028

4.	1,710,000 warrants to purchase the Company’s common stock at a value of $530,985

•	1,050,000 warrants to purchase the Company’s Common Stock – 350,000 at an exercise price of $0.35 per share and 700,000 at an exercise price of $0.20 per share. All 850,000 warrants have a three-year exercise period.

•	660,000 warrants to purchase the Company’s Common Stock to certain parties providing required loan collateral for the closing. The warrants to purchase the Company’s Common Stock are at $0.20 per share and have a three-year exercise period.

•	$100,000 cash for initial working capital.

          To fund the cash portion of the transaction, the Company obtained a loan of $250,000 from Bergstrom Investment Management, LLC (the “BIM Loan”), and $50,000 from SOS Resource Services, Inc. (the “SOS Loan”). The proceeds of the loans were used to pay a portion of the purchase price and for general working capital purposes.
          On May 25, 2005, in consideration of the above Transaction and contemporaneously with the one-for-fifty stock split, shareholders of record immediately preceding the closing of the Transaction were issued warrants to purchase shares of the Company’s Common Stock. Accordingly, the Company will issue approximately 1,599,188 warrants to purchase its Common Stock at an exercise price of $1.00 per share and have an exercise period of one year from the date of issuance. Additionally, the Company issued approximately 1,599,188 warrants to purchase its common stock at an exercise price of $2.00 per share and have an exercise period of two years from the date of issuance.
          On September 23, 2005, effective July 1, 2005, the Company ratified and executed a Consulting Agreement with Bajjer relating to services provided by Bajjer to the Company. This Consulting Agreement requires a cash payment of $325,000 payable prior September 30, 2006, and an ongoing basis point participation of .18% (.0018) of the Company’s loan volume. Bajjer is a limited liability company controlled by certain officers, directors and beneficial owners of the Company.

          On September 26, 2005 the Company entered into an investment banking agreement with Spencer Clarke, LLC (“Spencer Clarke”), and engaged Spencer Clarke to be an independent consultant and exclusive agent for a proposed private offering of securities, on a “best efforts” basis, of $1,600,000 bridge facility and a subsequent $10,000,000 equity placement to fund the Company’s growth. Through December 31, 2005, Spencer Clarke has raised a total of $250,000 for which it has received a commission of $30,000.
          On September 30, 2005 the Company acquired the business of Lakeview Mortgage (“Lakeview”) of Conroe, Texas. The aggregate purchase price of $165,717 paid to the Lakeview Seller was comprised of the following:

1.	$25,000 cash paid at closing.

2.	260,000 shares of the Company’s Common Stock valued at $.54 per share

          Effective September 30, 2005, the Company acquired the business of Northland Funding (“Northland”) of Austin, Texas. Northland is in the residential mortgage and loan origination business. The aggregate purchase price of $964,374 paid to the Northland Sellers was comprised of the following:

•	$100,000 cash paid at closing.

•	$100,000 promissory note bearing no interest if paid on or before June 30, 2006

•	640,000 shares of the Company’s Common Stock valued at $.54 per share or $346,380.

•	1,475,000 warrants issued to purchase the Company’s Common Stock. Of the warrants, 250,000 shall be issued to Northland’s current employees as designated by Northland Sellers and said are at an exercise price of $1.25 per share, unless the closing market price of the stock is less than $1.5 per share at redemption, then the exercise shall be at a 20% discount to said closing market price. All 250,000 warrants have a three-year exercise period and are performance based. The remaining 1,225,000 warrants have our exercise price of $.20 and are exercisable over a 3 year period. The have been valued at $417,994 .

          On October 21, 2005, in connection with the Lakeview and the Northland transactions the Company obtained a loan of $110,000 from the Frank Fradella Irrevocable Trust No. 1(the “Fradella Loan”) and $110,000 from Robert B. Thomson (the “Thomson Loan”). The proceeds of these loans were used to pay a portion of the purchase prices to the Lakeview Sellers and to the Northland Sellers and the remaining proceeds were used to pay professional fees and provide working capital.
          The Fradella Loan matures on April 21, 2006. As additional consideration for making said loan the Company shall issue to Fradella a Series “D” Warrant for the purchase of 600,000 shares of the Company’s common stock at an exercise price of $0.20 per share for a period of three (3) years, beginning October 21, 2005, and expiring on October 21, 2008. The Thomson Loan matures on April 21, 2006. As additional consideration making said loan, the Company shall issue to Thomson a Series “D” Warrant for the purchase of 600,000 shares of Registrant’s common stock at an exercise price of $0.20 per share for a period of three (3) years, beginning October 21, 2005 and expiring on October 21, 2008. Patrick McGeeney (the “Guarantor”) provided a personal guarantee for repayment of the Thomson Loan. In consideration of the Thomson Loan personal guarantee, the Company will issue to McGeeney a Series “D” Warrant for the purchase of 25,000 shares of Registrant’s Common Stock at an exercise price of $0.20 per share for a period of three (3) years, beginning October 21,2005 and expiring on October 21,2008.
          On September 20, 2005, the Company obtained a loan of $53,379 from Ivan Webb (“Webb”) which bore no interest if timely paid on November 4, 2005. As additional consideration for making said loan the Company shall issue to Webb a Series “D” Warrant for the purchase of 150,000 shares of the Company’s Common Stock at an exercise price of $0.20 per share for a period of three (3) years, beginning September 2, 2005, and expiring on September 20, 2008. The proceeds of this loan were used to pay professional fees and due diligence fees to investment bankers with the remainder used as working capital. The Webb Loan has been revised, amended and restated by agreement to a due date of December 4, 2005.
          On November 5, 2005, the Company and Bergstrom Investment Management (“BMI”) amended two Secured Promissory Notes dated May 5, 2005. One note in the amount of $250,000 and a second in the amount of $46,000. The restated note amount is $325,922 including accrued interest, bears an interest rate of 15% per annum and is payable on or before December 5, 2005. In consideration for the reaffirmation of the collateral pledges, the three Pledgors will be compensated by the Company issuing a total of 450,000 Series “D” Warrants, that is to each Pledgor a Series “D” Warrant for the purchase of 150,000 shares of the Company’s Common Stock at an exercise price of $0.20 per share for a period of three (3) years, that is beginning November 5, 2005 and expiring, if unexercised, on November 5, 2008.
          On November 10, 2005, the Company, Michele K. McGeeney (“MKM”), Bergstrom Investment Management, LLC (“BMI”) and New Mexico Alpha, Inc (“NMA”) entered into an agreement whereby:

•	BMI will transfer title on certain residential property in Santa Fe, New Mexico to MKM.

The property has an approximate market value of $1,220,000 and is subject to a first lien of $400,000 to a lender unrelated to any parties to the agreement

•	MKM will grant the Company a second lien on the property.

•	The Company will issue 100,000 shares of Preferred Stock having a stipulated value of $1,150,000 for dividend purposes to BIM. The preferred stock has a mandatory dividend rate of 12%.

          BIM holds an unrecorded deed of trust granted by MKM should the Company default on the payment of dividends. Additionally BIM may convert the Preferred Stock to 1,150,000 shares of the Company’s Common Stock which will operate to extinguish BIM’s first deed of trust.
          Michele K. McGeeney is the former wife of Patrick A. McGeeney, the Chief Executive Officer of the Company.
As a result of the foregoing, the Company’s outstanding Common Stock and warrants to purchase common stock as of December 31, 2005 were as follows:

• Pre-split shareholders	5,003,188

• Post-split shareholders	2,508,000

7,511,188

In Addition, The Company has issued warrants to purchase 10,433,376 shares of its common stock as follows:

• Pre-split shareholders	6,978,376

Post-split shareholders	3,455,000

Effective March 23, 2006, Registrant acquired most of the tangible and intangible assets of L&M Mortgage Investors, Inc. (“L&M”) of San Antonio, Texas. L&M retained all of its cash, federal, state and local tax refunds, the land and building where its offices were located, insurance policies relating to L&M’s business and its corporate charter.
The aggregate purchase price of $1,005,000 paid to L&M was comprised of the following:
•	640,000 shares of Registrant’s common stock valued at $1.25 per share or $800,000 (the “Common Stock”).

•	$105,000 of cash paid at the closing of the acquisition.

•	A promissory note in the principal amount of $100,000. It is a non-bearing interest note that is due on or before November 22, 2006.

•	Additionally, 250,000 warrants (“Warrants”) were issued to purchase Registrant’s Common Stock. The Warrants shall be issued in equal amounts to the owners of L&M, Reynaldo Lerma and Keith Morgan, and the Warrants have an exercise price of $1.50 per share. The Warrants expire on March 22, 2008.

On March 22, 2006, Registrant obtained a loan of $325,000 (“Loan”) from Charter Private, Equity, L.P., a Texas limited partnership of Dallas, Texas, (“Charter”) which bears interest at eighteen percent (18%) per annum and has a due date of June 20, 2006. As additional consideration and as an accommodation for making the Loan, Registrant shall issue to Charter warrants (“Charter Warrants”) for the purchase of 1,200,000 shares of Registrant’s common stock at an exercise price of 50% of the fair market value of the Registrant’s common stock at the time the Charter Warrants are exercised.
Charter Warrants evidencing the right to purchase 80,000 shares of Common Stock (“Specific Warrants”) shall be subject to a “put” whereby, within thirty (30) days following the maturity date of the Loan, Charter may require Registrant to purchase the Specific Warrants from Charter for the sum of $90,554. Registrant may, within thirty (30) days after the expiration of the “put,” require Charter to sell the Specific Warrants to Registrant for the sum of $90,554. If the Specific Warrants are not exercise then the Specific Warrants may be exercised on the terms and during the period as the other Warrants granted to Charter.
The Warrants expire on March 21, 2011. The proceeds of this loan were used to pay for the cash portion of the purchase price for the L&M acquisition and the remainder was used as working capital.
DESCRIPTION OF PROPOSED AMENDMENT
     This Information Statement is being furnished to the stockholders of record of Local Telecom Systems, Inc., a Nevada corporation (“we,” “us,” “our” or “the Company”), as of December 1, 2005 (the “Record Date”), in connection with the proposed amendment to the Company’s Articles of Incorporation (the “Amendment”) by the written consent of the holders of a majority in interest of the Company’s voting capital stock consisting of the Company’s outstanding Common Stock, $0.0167 par value per share (the “Common Stock”).
     In May 2005, the Board of Directors of the Company (the “Board”) approved, and recommended that the Company’s stockholders approve, amendments to the Company’s Articles of Incorporation to:
•	change the Company’s name to better reflect its current business activities; and

•	effect a one-for-fifty share reverse split of the Company’s issued and outstanding shares of Common Stock (the “Reverse Stock Split”).
On May 26, 2005, these actions were approved by the written consent of stockholders owning a majority of the outstanding Common Stock as of such date, with the new name for the Company to be selected, and the Reverse Stock Split to be effected, by the Company’s management. These approvals were reported on
However, no formal amendment to the Company’s Articles of Incorporation was contemplated or approved at that time.
     On December 1, 2005, the Board approved the form of the Amendment, which includes proposed Amended and Restated Articles of Incorporation (the “Amended and Restated Articles”), and recommended that the Amendment be adopted by the Company’s stockholders in order to:
•	change the name of the Company to “MBI Financial Inc.”;

•	effect the Reverse Stock Split; and

•	restate the existing Articles of Incorporation in their entirety to delete certain provisions that limit the Company’s business activities, make certain other changes for clarity and internal consistency, and provide one document containing all amendments to date for clarity and convenience.

The Amendment was approved by the written consent of stockholders owning a majority of the outstanding Common Stock as of the Record Date.
     The Amendment will be filed with the Nevada Secretary of State 20 calendar days after April 13, 2006, the date this information statement is being filed in definitive form with the Securities and Exchange Commission (“SEC”) and first mailed to the Company’s stockholders. Accordingly, the Company calculates that the effective date for the Amendment will be May 3, 2006 (the “Effective Date”).
     The elimination of the need for a special meeting of stockholders to approve the Amendment is made possible by Section 78.320 of the General Corporation Law of Nevada (“GCLN”), which provides that the written consent of the holders of outstanding shares of voting stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a special meeting. Pursuant to Section 78.320 of the GCLN, a majority of the outstanding shares of voting stock entitled to vote thereon is required in order to amend the Company’s Articles of Incorporation. In order to eliminate the costs and time involved in holding a special meeting and in order to effect the Amendment, including the Amended and Restated Articles, as early as possible in order to accomplish the purposes of the Company as hereafter described, the Board voted to utilize the option of obtaining the written consent of the holders of a majority in interest of the voting stock of the Company. On the Record Date, there were 79,959,423 outstanding shares of Common Stock and approximately 811 holders of record of Common Stock. The approval of the Amendment requires the written consent of the holders of a majority of the outstanding shares of Common Stock, and each share of Common Stock was entitled to one vote with respect to such approval. By written consent in lieu of a meeting, holders of 54,049,625 shares of Common Stock, representing approximately 67.6% of our outstanding voting power, have approved the Amendment.
     Under applicable federal securities laws, the Amendment cannot be effected until at least 20 calendar days after this information statement is sent or given to our stockholders. The approximate date on which this information statement is first being sent or given to our stockholders is April 13, 2006.
AMENDMENT TO ARTICLES OF INCORPORATION
     On December 1, 2005, the Board, subject to the approval of the Company’s stockholders, which the Board recommended be granted, approved the Amendment, which amends certain provisions of the Company’s Articles of Incorporation to (a) change the name of the Company to “MBI Financial Inc.”; (b) effect the Reverse Stock Split; and (c) restate the existing Articles of Incorporation in their entirety to delete certain provisions that limit the Company’s business activities, make certain other changes for clarity and internal consistency, and provide one document containing all amendments to date for clarity and convenience. Also on December 1, 2005, stockholders owning approximately 67.6% of our issued and outstanding Common Stock as of the Record Date approved the Amendment via written consent. A copy of the Amendment is attached to this information statement as Exhibit A.
     The terms of the Reverse Stock Split provide for each 50 shares of our Common Stock issued and outstanding on the Effective Date (the “Old Shares”) to be automatically converted into one share of our Common Stock (the “New Shares”), thereby reducing the number of shares of our Common Stock issued and outstanding.
     The Amendment does not change the par value designation of our Common Stock, or the number of shares of our Common Stock authorized for issuance.
Current Use of Shares
     As of December 1, 2005, there were 79,959,423 shares of Common Stock issued and outstanding and 6,823,376 shares of Common Stock subject to outstanding warrants and reserved for future issuance. As a result, the Company has approximately 13,217,201 authorized but unissued shares of Common Stock available for future issuance. As of December 1, 2005, the Company also had 1,000,000 authorized but unissued shares of Preferred Stock.

Purpose and Effect of the Amendment to Change the Company’s Name to “MBI Financial Inc.”
     Effective May 24, 2005, the Company acquired MBI Mortgage, Inc., a mortgage banking company and intends to acquire additional national mortgage brokers and consolidate them into its mortgage banking operation. This acquisition was announced in the Company’s Form 8-K filed with the SEC on June 3, 2005, as amended by the Company’s Form 8-K/A filed with the SEC on November 7, 2005, each of which is incorporated herein by reference. As a result of this acquisition and the fact that the Company no longer conducts operations in the telecommunications industry, the Board determined that it was appropriate to change the Company’s name to better reflect its current business activities. The Board determined that the name “MBI Financial Inc.” was appropriate to accomplish this goal. Upon the Amendment becoming effective on the Effective Date when accepted by the Nevada Secretary of State, the name of the Company will be changed to “MBI Financial Inc.”
Purpose and Effect of the Amendment to Effect the Reverse Stock Split
     Prior to the acquisition of MBI Mortgage, Inc., the Company had approximately 80,000,000 shares of Common Stock issued and outstanding out of 100,000,000 authorized shares. The Company had previously divested itself of its telecommunications assets and contractually related entities to limit potential liabilities and recurring losses. However, the Company had an insufficient number of authorized and unissued shares to allow for the purchase of MBI Mortgage, Inc. and to allow for subsequent growth. The Board determined that it was in the best interest of the Company to change its capital structure to allow the Company to provide the equity percentages of stock ownership contractually required to acquire MBI Mortgage, Inc. The Board further determined that the Reverse Stock Split was appropriate to accomplish this goal.
     Additionally, the Board believes that the relatively low per-share market price of our Common Stock impairs the acceptability of our Common Stock to certain members of the investing public, as well as the viability of our current business plan. Because of the current low price of our Common Stock, our credibility as a viable business enterprise is negatively impacted. Specifically, many analysts will not or are not permitted to initiate coverage on any securities that trade below $5.00 per share. In addition, certain investors view low-priced stock as unattractive or, as a matter of policy, are precluded from purchasing low-priced securities.
     Because brokerage commissions on low-priced stock generally represent a higher percentage of the stock price than commissions on higher priced stock, the current per-share market price of our Common Stock can result in stockholders paying transaction costs that represent a higher percentage of their total share value than would be the case if the share price were higher.
     The Board also believes that potential executives and other employees may be less likely to consider working for a company with a low stock price, regardless of the size of the company’s market capitalization. If the Reverse Stock Split successfully increases the per-share market price of our Common Stock (of which there can be no assurance), the Board believes this increase could enhance our Company’s ability to attract and retain key executives and other employees. The reduction in the number of issued and outstanding shares is expected to increase the bid price of our Common Stock, although there can be no assurance that the price will increase in inverse proportion to the exchange ratio for the Reverse Stock Split.
     For these reasons the Board has chosen to adopt and recommend the Reverse Stock Split.
     The market price of our Common Stock is also based on factors that are unrelated to the number of shares outstanding. These factors include our performance, general economic and market conditions and other factors, many of which are beyond our control.
     The Reverse Stock Split will affect all of the holders of our issued and outstanding Common Stock uniformly. Any fractional shares existing as a result of the Reverse Stock Split shall be rounded to the next higher whole number for those stockholders who are entitled to receive them as a consequence of the Reverse Stock Split. Immediately after the Effective Date, each stockholder will own a reduced number of shares of our Common Stock, but will hold the same percentage of the issued and outstanding shares as such stockholder held prior to the Effective Date.
     The liquidity of our Common Stock may be adversely affected by the reduced number of shares outstanding after the Reverse Stock Split. In addition, the Reverse Stock Split will increase the number of stockholders who own odd-lots. An odd-lot is fewer than 100 shares. Such stockholders may experience an increase in the cost of selling their shares and may have greater difficulty in making sales.
     The Reverse Stock Split will not affect the par value of our Common Stock. As a result, on the Effective Date, the stated capital on our balance sheet attributable to our Common Stock will be reduced in proportion with the exchange ratio for the Reverse Stock Split and our additional paid-in capital account will be credited with the amount by which the stated capital is reduced. These accounting entries will have no impact on total stockholders’ equity. All share and per-share information will be retroactively adjusted following the Effective Date to reflect the Reverse Stock Split for all periods presented in future filings.
     The Board considered reducing the number of shares of authorized Common Stock in connection with the Reverse Stock Split, but determined that the availability of additional shares may be beneficial to the Company in the future. The availability of additional authorized shares will allow the Board to issue shares for corporate purposes such as the MBI Mortgage, Inc. acquisition and future purposes, if appropriate opportunities should arise, without further action by the stockholders or the time delay involved in obtaining stockholder approval (except to the extent that approval is otherwise required by applicable law). Such future purposes could include meeting requirements for capital expenditures or working capital or, depending on the market conditions, effecting future acquisitions of other businesses through the issuance of shares.
     Because the Reverse Stock Split results in an increased number of authorized but unissued shares of our Common Stock, it may be construed as having an anti-takeover effect. Although the Reverse Stock Split is not being undertaken by the Board for this purpose, in the future the Board could, subject to its fiduciary duties and applicable law, use the increased number of authorized but unissued shares to frustrate persons seeking to take over or otherwise gain control of our Company by, for example, privately placing shares with purchasers who might side with the Board in opposing a hostile takeover bid. Shares of Common Stock could also be issued to a holder that would thereafter have sufficient voting power to assure that any proposal to amend or repeal our Bylaws or certain provisions of our Articles of Incorporation would not receive the requisite vote. Such uses of our Common Stock could render more difficult, or discourage, an attempt to acquire control of our Company if such transactions were opposed by the Board. However, it is also possible that an indirect result of the anti-takeover effect of the Reverse Stock Split could be that stockholders will be denied the opportunity to obtain any advantages of a hostile takeover, including, but not limited to, receiving a premium to the then-current per-share market price of our Common Stock, if the same was so offered by a party attempting a hostile takeover of the Company. The Company is not aware of any party’s interest in or efforts to engage in a hostile takeover attempt as of the date of this information statement.
     The Reverse Stock Split and the other terms of the Amendment will have the following effects upon our Common Stock:
•	the number of shares owned by each holder of Common Stock will be reduced by the ratio of 50 to one, reducing the number of shares of our Common Stock outstanding from 79,959,423 shares to approximately 1,599,200 shares;

•	the number of shares of Common Stock we are authorized to issue will remain the same at 100,000,000 shares; and

•	the par value of our Common Stock will remain the same.
     The New Shares will be fully paid and non-assessable. The Amendment will not change any of the other terms of our Common Stock. The New Shares will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the Old Shares. Each stockholder’s percentage ownership of the New Shares will be the same as such stockholder’s percentage ownership of the Old Shares immediately prior to the Effective Date (subject to minor changes based on rounding of fractional shares as described above).
     As discussed above, the Reverse Stock Split will result in an increase in authorized but unissued shares of our Common Stock. These shares may be issued by the Board in its sole discretion. Any future issuance will have the effect of diluting the percentage of stock ownership and voting rights of the present holders of our Common Stock.

     We have no present intention of seeking to terminate our registration and reporting requirements under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended.
Manner of Effecting the Reverse Stock Split
     The Reverse Stock Split will be effective on the Effective Date. As soon as practicable after the Effective Date, our transfer agent, Karen Lee, will send a letter of transmittal to each holder of record of Old Shares outstanding on the Effective Date. The letter of transmittal will contain instructions for the surrender of certificates representing the Old Shares. Upon proper completion and execution of the letter of transmittal and return thereof, together with certificates representing the Old Shares, a stockholder will be entitled to receive a certificate representing the number of New Shares into which such stockholder’s Old Shares have been reclassified as a result of the Reverse Stock Split. Stockholders should not submit any certificates until requested to do so. No new certificate will be issued to a stockholder until such stockholder has surrendered any outstanding certificates, together with the properly completed and executed letter of transmittal. Until so surrendered, each outstanding certificate representing Old Shares will be deemed for all corporate purposes after the Effective Date to evidence ownership of New Shares in the appropriately reduced number.
Certain Federal Income Tax Consequences of the Reverse Stock Split
     The following is a summary of certain material federal income tax consequences of the Reverse Stock Split, and does not purport to be a complete discussion of all of the possible federal income tax consequences of the Reverse Stock Split. It does not discuss any state, local, foreign or alternative minimum income or other United States federal tax consequences. Also, it does not address the tax consequences to stockholders who are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, non-resident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date of this information statement, which is subject to change retroactively as well as prospectively. This summary also assumes that the Old Shares were, and the New Shares will be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (generally, property held for investment). The tax treatment of each stockholder may vary depending upon the particular facts and circumstances of such stockholder.
EACH STOCKHOLDER SHOULD CONSULT WITH SUCH STOCKHOLDER’S OWN TAX ADVISOR WITH RESPECT TO THE CONSEQUENCES OF THE REVERSE STOCK SPLIT
     No gain or loss should be recognized by a stockholder of the Company upon such stockholder’s exchange of Old Shares for New Shares pursuant to the Reverse Stock Split. The aggregate tax basis of the New Shares received in the Reverse Stock Split will be the same as the stockholder’s aggregate tax basis in the Old Shares exchanged therefor. The stockholder’s holding period for the New Shares will include the period during which the stockholder held the Old Shares surrendered in the Reverse Stock Split.
Purpose and Effect of the Amended and Restated Articles
     The Company has been in existence for over 36 years, and its Articles of Incorporation have been amended several times during that period, such that the current articles are not easily determined due to the multiple number of filings that must be examined to determine which provisions are current and which have been amended or restated. Additionally, the existing Articles of Incorporation contain provisions describing business activities that the Company no longer conducts, and certain other unnecessary or inconsistent references. Therefore, the Board determined that for clarity and convenience, it was in the best interests of the Company to amend and restate its Articles of Incorporation to delete the provisions addressing its former business activities, make certain other changes for clarity and internal consistency, and provide one document containing all amendments to date for clarity and convenience. The Amended and Restated Articles accomplish this goal. Upon the Amendment becoming effective on the Effective Date when accepted by the Nevada Secretary of State, the Amended and Restated Articles will become the new Articles of Incorporation of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth as of the Record Date the number of shares of Common Stock beneficially owned by each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock. Except as noted below, each holder has sole voting and investment power with respect to all shares of Common Stock listed as beneficially owned.

Name And Address Of	Amount And Nature		Percent Of
Beneficial Owner	Of Beneficial Ownership(1)		Class
Amber Smith 6867 Anglebluff Circle Dallas, TX 75248	26,302,800	(2)	32.9%

Concord Creek Corp. 2724 Routh Street Dallas, TX 75201	26,000,000		32.5%

Corriente Rope Company Inc. P.O. Box 607 Albany, TX 76430	15,000,000		18.8%

William R. Miertschin (Director) 7738 Forest Lane, # 102 Dallas, TX 75230	8,494,163	(3)	10.6%

Stephen M. Grosberg 601 East 20th Street, # 8C New York, NY 10010	6,710,000	(4)	8.4%

(1)	Includes all shares of Common Stock with respect to which each holder directly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or direct voting of such shares or to dispose or direct the disposition of such shares.

(2)	Includes (i) 26,000,000 shares owned by Concord Creek Corp., of which Ms. Smith is the President and a director; and (ii) 2,000,000 shares owned by Cumberland Continental Corp., of which Ms. Smith is a director.

(3)	Includes (i) 2,000,000 shares owned by Cumberland Continental Corp., of which Mr. Miertschin is the President and a director; and (ii) 1,200,000 shares which Mr. Miertschin has the right to acquire within 60 days upon the exercise of warrants.

(4)	Includes (i) 1,074,000 shares owned by Mr. Grosberg as custodian for his daughter, Catherine Grosberg; (ii) 160,000 shares owned by Stephen & Charles & Nettie Grosberg Foundation, over which Mr. Grosberg has the ability to exercise control; and (iii) 20,000 shares owned by Mr. Grosberg’s daughter, Amelia Grosberg.

     The following table sets forth as of the Record Date the number of shares of Common Stock beneficially owned by (i) each current director and executive officer of the Company and (ii) all directors and executive officers as a group. Except as noted below, each holder has sole voting and investment power with respect to all shares of Common Stock listed as beneficially owned.

Name And Address Of	Amount And Nature		Percent Of
Beneficial Owner	Of Beneficial Ownership(1)		Class
Bruce A. Hall (Director) 836 Blue Jay Lane Coppell, Texas 75019	—		—

Richard M. Hewitt (CFO and Director) 300 Trophy Club Drive, Suite 700 Trophy Club, TX 76262	2,317,242	(2)	2.9%

Patrick A. McGeeney (CEO) 3500 Fairmount Street Dallas, TX 75219	—		—

William R. Miertschin (Director) 7738 Forest Lane, # 102 Dallas, TX 75230	8,494,163	(3)	10.6%

All directors and executive officers as a group (4 persons)	10,811,405		13.5%

(1)	Includes all shares with respect to which each holder directly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or direct voting of such shares or to dispose or direct the disposition of such shares.

(2)	Includes (i) 300,000 shares which Mr. Hewitt has the right to acquire within 60 days upon the exercise of warrants; and (ii) 64,657 shares owned by Richard M. Hewitt, PC, of which Mr. Hewitt is the President.

(3)	Includes (i) 2,000,000 shares owned by Cumberland Continental Corp., of which Mr. Miertschin is the President and a director; and (ii) 1,200,000 shares which Mr. Miertschin has the right to acquire within 60 days upon the exercise of warrants.
OTHER MATTERS
     The information contained in this document is to the best knowledge of the Company, and the information contained herein with respect to the directors, executive officers and principal stockholders is based upon information which such persons have provided to us.

By Order Of The Board,

William R. Miertschin,
Chairman of the Board
Dallas, Texas
April 12, 2006

EXHIBIT A
CERTIFICATE OF AMENDMENT
TO ARTICLES OF INCORPORATION
OF
LOCAL TELECOM SYSTEMS, INC.
     Pursuant to the provisions of the General Corporation Law of Nevada, the undersigned officer of Local Telecom Systems, Inc., a Nevada corporation (the “Corporation”), hereby certifies as follows:
     FIRST. The current name of the Corporation is Local Telecom Systems, Inc. The Corporation’s original Certificate of Incorporation was originally filed with the Nevada Secretary of State on February 19, 1969, under the name “International Royalty & Finance Co.”
     SECOND. Upon the filing with the Secretary of State of the State of Nevada of this Certificate of Amendment to Articles of Incorporation:
(a)	The name of the Corporation shall be changed to “MBI Financial Inc.”;

(b)	each fifty shares of the Corporation’s Common Stock, $0.0167 par value per share, theretofore outstanding shall, without any action on the part of the holder thereof, be automatically reclassified, changed and converted into one share of Common Stock, $0.0167 par value, of the Corporation; provided, however, that (i) such calculation shall be made with respect to each holder on an aggregate basis for all shares of Common Stock held by such holder and (ii) the Corporation shall issue a rounded-up number of shares of Common Stock for any fractional share resulting from such calculation;

(c)	each holder of the outstanding shares of stock so reclassified, changed and converted pursuant to the immediately preceding clause (a) of this ARTICLE SECOND shall be entitled to receive, in exchange for the certificate or certificates representing the outstanding shares of stock so reclassified, changed and converted registered in such holder’s name, a new certificate or certificates representing such shares as so converted and registered in such holder’s name; provided, however, that the failure of any such holder so to exchange such holder’s certificate or certificates shall in no way affect the reclassification, change and conversion of such holder’s shares as aforesaid; and

(d)	the Corporation’s Articles of Incorporation shall be amended and restated in their entirety to read as set forth on Exhibit A attached hereto.
     THIRD. The holders of 54,049,625 shares of the Corporation’s issued and outstanding common stock, par value $0.0167 per share, representing approximately 67.6% of such issued and outstanding common stock, acting by written consent in accordance with Section 78.320 of the General Corporation Law of Nevada, consented to the foregoing amendments.
     FOURTH. The foregoing amendments were duly adopted in accordance with Section 78.390 of the General Corporation Law of Nevada.
     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Articles of Incorporation to be executed by the undersigned thereunto duly authorized.

LOCAL TELECOM SYSTEMS, INC.
By:	/s/ Patrick A. McGeeney
Name: Patrick A. McGeeney
Title: Chief Executive Officer

Date: March 21, 2006

Exhibit A
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
MBI FINANCIAL INC.
     FIRST. The name of the Corporation is MBI FINANCIAL INC. (the “Corporation”). The Corporation’s original Certificate of Incorporation was originally filed with the Nevada Secretary of State on February 19, 1969, under the name “International Royalty & Finance Co.”
     SECOND. The Corporation’s duration of existence shall be perpetual.
     THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Nevada.
     FOURTH. The Corporation is authorized to issue a total of 100,000,000 shares of its Common Stock, par value of $0.0167 per share. The Corporation is also authorized to issue a total of 1,000,000 shares of preferred stock, with a par value of $0.10 per share, in one or more series. The rights and preferences of any series of preferred stock shall be as determined by resolution of the board of directors.
     FIFTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Nevada, the Corporation’s board of directors is expressly authorized:
     To make, alter, amend and repeal the Corporation’s by-laws;
     To set apart out of any of the Corporation’s funds available for dividends a reserve or reserves for any proper purpose and to alter or abolish any such reserve;
     To authorize and cause to be executed mortgages and liens upon the property and franchises of the Corporation;
     To designate, by resolution passed by a majority of the entire board of directors, one or more committees, each to consist of two or more directors, which committees, to the extent provided in such resolution or in the Corporation’s by-laws, shall have and may exercise any or all of the powers of the board of directors in the management of the business and affairs of the Corporation and shall have power to authorize the seal of the Corporation to be affixed to all papers that may require it;
     From time to time, to determine whether and to what extent and at what times and places and under what conditions and regulations the books and accounts of the Corporation, or any of them, other than the stock ledger, shall be open to the inspection of the Corporation’s stockholders, and no stockholder shall have any right to inspect any account or book or document of the Corporation, except as conferred by law or authorized by resolution of the board of directors or of the Corporation’s stockholders; and
     To sell, lease or exchange all of the Corporation’s property and assets, including its goodwill and corporate franchises, upon such terms and conditions and for such consideration, which may be in whole or in part shares of stock in, or other securities of, any other corporation or corporations, when and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders’ meeting duly called for that purpose, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding.
     The Corporation may in its by-laws confer powers additional to the foregoing upon the board of directors, in addition to the powers and authorities expressly conferred upon the board of directors by law.
     SIXTH. If the by-laws so provide, the stockholders and the board of directors shall have power to hold their meetings, to have an office or offices and to keep the books of the Corporation (subject to the provisions of the

General Corporation Law of Nevada) outside of the State of Nevada at such places as may from time to time be designated by the by-laws or by resolution of the board of directors.
     SEVENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation in the manner now or hereafter prescribed by law, and all rights conferred on officers, directors and stockholders herein are granted subject to this ARTICLE SEVENTH.
     EIGHTH. No stockholder shall be entitled as a matter of right to subscribe for or receive additional shares of any class of stock of the Corporation, whether now or hereafter authorized, or any bonds, debentures or other securities convertible into stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the board of directors to such persons and on such terms as the board of directors may deem advisable in its discretion.